Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-190326 and 333-197836) pertaining to the Control4 Corporation 2013 Stock Option and Incentive Plan and the Control4 Corporation 2003 Equity Incentive Plan of our report dated February 20, 2015, with respect to the consolidated financial statements of Control4 Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Salt Lake City, Utah
February 20, 2015